Exhibit 99.2

Wells Real Estate Fund IX, L.P. Fact Sheet	IX

DATA AS OF SEPTEMBER 30, 2011

PORTFOLIO SUMMARY
PROPERTIES OWNED	% LEASED AS OF 9/30/2011	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	39%	12/10/1996	$8,137,994	3/15/2005	$12,000,000	$4,545,538
14079 Senlac Drive	SOLD	45%	10/10/1996	$4,474,700	11/29/2007	$5,410,200	$2,308,640
Avaya	SOLD	39%	6/24/1998	$5,512,472	10/15/2010	$5,300,000	$1,993,551
305 Interlocken Parkway	100%	45%	2/20/1997	$7,087,770	N/A	N/A	$361,626
360 Interlocken Boulevard	SOLD	39%	3/20/1998	$8,567,344	6/2/2011	$9,150,000	$3,389,873
Iomega	SOLD	39%	4/1/1998	$5,934,250	1/31/2007	$4,867,000	$1,828,642
1315 West Century Drive	SOLD	39%	2/13/1998	$10,361,070	12/22/2006	$8,325,000	$3,145,720
15253 Bake Parkway	SOLD	38%	1/10/1997	$8,459,425	12/2/2004	$12,400,000	$4,526,770
U.S. Cellular	73%	45%	6/17/1996	$10,485,786	N/A	N/A	N/A
WEIGHTED AVERAGE	82%

*	The Acquisition Price does not include the up-front sales charge or capital expenditures, depreciation/amortization or impairments incurred over our ownership period, as applicable.
FUND FEATURES

OFFERING DATES	January 1996 - December 1996
PRICE PER UNIT	$10
A/B STRUCTURE	A's - Cash available for distribution up to 10% Preferred B's - Net loss until capital account reaches zero + No Operating Distributions
A/B RATIO AT CLOSE OF OFFERING	84% to 16%
AMOUNT RAISED	$35,000,000
Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.
The financial information presented is preliminary and subject to change, pending the filing of the Partnership's Form 10-Q for the period ended September 30, 2011. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors' realized results at the close of the Fund.
Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.
Portfolio Overview
Wells Fund IX is in the positioning-for-sale phase of its life cycle, with seven assets having been sold. While our focus on the two remaining assets will be on leasing and marketing efforts that we believe will ultimately result in better disposition prices for our investors, we will evaluate offers to purchase the properties as-is.
Flextronics, the sole tenant at 305 Interlocken Parkway, intends to vacate the building at lease expiration (November 30, 2011). We are actively marketing this space for long-term lease.
Third quarter 2011 operating distributions were reserved (see “Estimated Annualized Yield” table). We anticipate that operating distributions may remain reserved in the near-term, given the anticipated leasing capital for the two remaining properties.
The General Partners are reviewing the current needs of our portfolio, including anticipated re-leasing costs at our remaining properties, to evaluate the possibility and related timing of a potential distribution of the net sale proceeds.
The Cumulative Performance Summary, which provides a high-level overview of the Fund's overall performance to date, is on the reverse.
Continued on reverse

Wells Real Estate Fund IX, L.P. Fact Sheet	IX

DATA AS OF SEPTEMBER 30, 2011
Property Summary

•
The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $4,545,538 were allocated to the Fund. The November 2005 distribution included $3,449,511 of these proceeds. The remaining $1,096,027 was distributed in August 2007.

•
14079 Senlac Drive was sold on November 29, 2007, and net sale proceeds of $2,308,640 were allocated to the Fund. Of that amount, $1,529,615 was distributed in May 2008, and the balance of the funds is being reserved at this time to fund anticipated capital at the remaining assets in the Fund.

•
The Avaya building was sold on October 15, 2010, and $1,993,551 in net sale proceeds was allocated to the Fund. These proceeds are being reserved at this time to cover anticipated capital at the remaining assets in the Fund.

•
The 305 Interlocken Parkway property is located in Broomfield, Colorado, a suburb of Denver. The entire building is leased to Flextronics USA, Inc. through November 2011. Flextronics intends to vacate the building at lease expiration. We are actively marketing this space for long-term lease.

•
The 360 Interlocken Boulevard property was sold on June 2, 2011, and $3,389,873 in net sale proceeds was allocated to the Fund. These proceeds are being reserved at this time to cover anticipated capital at the remaining assets in the Fund.

•
The Iomega building was sold on January 31, 2007, and net sale proceeds of $1,828,642 were allocated to the Fund. Of the proceeds, $858,255 was distributed in August 2007. The remaining $970,387 was distributed in May 2008.

•	The 1315 West Century Drive building was sold on December 22, 2006. Net sale proceeds allocated to the Fund totaled $3,145,720 and were distributed in August 2007.

•
The 15253 Bake Parkway building was sold on December 2, 2004, following the signing of a new 10-year lease with Gambro Healthcare. Of the net sale proceeds, $4,526,770 was allocated to the Fund, and $237,910 was used to fund the Partnership's pro-rata share of the Gambro re-leasing costs. We distributed $2,488,372 of these proceeds to the limited partners in May 2005. The remaining proceeds were included in the November 2005 distribution.

•
The U.S. Cellular building is located in Madison, Wisconsin. Approximately 73% of the space is leased to U.S. Cellular through April 2013, and we are actively marketing the remaining vacant space for long-term lease.

For a more detailed quarterly financial report, please refer to Fund IX’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/10(3)
PER "A" UNIT	$10	$7.46	N/A	$3.70	$3.89
PER "B" UNIT	$10	$0.00	-$0.70	$10.74	$3.79

(1)
These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)
This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2011 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2011	Reserved	Reserved	Reserved
2010	Reserved	Reserved	Reserved	Reserved	0.0%
2009	Reserved	Reserved	Reserved	Reserved	0.00%
2008	3.75%	2.50%	2.50%	Reserved	2.19%
2007	3.75%	3.75%	3.75%	3.75%	3.75%
2006	4.50%	4.50%	4.50%	Reserved	3.38%
2005	5.00%	4.00%	Reserved	4.00%	3.25%
2004	8.25%	Reserved	8.25%	Reserved	4.13%
2003	8.25%	8.00%	9.00%	9.00%	8.56%
2002	9.00%	8.75%	9.00%	9.00%	8.94%
2001	9.00%	9.50%	9.50%	9.50%	9.38%
2000	8.75%	9.00%	9.25%	9.25%	9.06%
1999	9.15%	9.16%	9.00%	8.12%	8.86%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2010	2009	2008	2007	2006	2005
0.00%	0.00%	-9.05**	-16.97%**	0.01%	-65.71%**

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.WellsREF.com • 800-557-4830

LPMPFSI1109-0607-9